UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*


Juniper Industrial Holdings, Inc.
(Name of Issuer)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

48205G106
(CUSIP Number)

31-Dec-20
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
       [X]	Rule 13d-1(b)
       [ ]	Rule 13d-1(c)
       [ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 48205G106
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1. Names of Reporting Persons.

Barclays PLC

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2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

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3. SEC Use Only

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4. Citizenship or Place of Organization

England, United Kingdom

				5. Sole Voting Power
Number of 				111,399
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					111,399
				------------------------------
				8. Shared Dispositive Power
					-0-

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9. Aggregate Amount Beneficially Owned by Each Reporting Person

111,399
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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

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11. Percent of Class Represented by Amount in Row (9)

0.25%
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12. Type of Reporting Person (See Instructions)

HC
---------------------------------------------------------------


CUSIP No. 48205G106
----------------------------------------------------------------
1. Names of Reporting Persons.

Barclays Bank PLC

-----------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

---------------------------------------------------------------------
3. SEC Use Only

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4. Citizenship or Place of Organization

England, United Kingdom

				5. Sole Voting Power
Number of 				61,199
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					61,199
				------------------------------
				8. Shared Dispositive Power
					-0-

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9. Aggregate Amount Beneficially Owned by Each Reporting Person

61,199

---------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

0.14%
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12. Type of Reporting Person (See Instructions)

BD
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CUSIP No. 48205G106
-------------------------------------------------------------------
1. Names of Reporting Persons.

Barclays Capital Inc.

-----------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [ ]

---------------------------------------------------------------------
3. SEC Use Only

---------------------------------------------------------------------
4. Citizenship or Place of Organization

Connecticut, United States

				5. Sole Voting Power
Number of 				50,200
Shares 				------------------------------
Beneficially 			6. Shared Voting Power
Owned by Each 				-0-
Reporting 			------------------------------
Person With:			7. Sole Dispositive Power
					50,200
				------------------------------
				8. Shared Dispositive Power
					-0-

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9. Aggregate Amount Beneficially Owned by Each Reporting Person

50,200

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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
			(See Instructions)  [ ]

---------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

0.11%
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12. Type of Reporting Person (See Instructions)

BD
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CUSIP No. 48205G106
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Item 1.

(a) Name of Issuer:
	Juniper Industrial Holdings, Inc.


(b) Address of Issuer's Principal Executive Offices:
	14 Fairmount Avenue
	Chatham NJ 07928

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Item 2.

(a) Name of Person Filing:
	(1) Barclays PLC
	(2) Barclays Bank PLC
	(3) Barclays Capital Inc

(b) Address of Principal Business Office or, if none, Residence:
	(1) Barclays PLC
	1 Churchill Place,
	London, E14 5HP, England

	(2) Barclays Bank PLC
	1 Churchill Place,
	London, E14 5HP, England

	(3) Barclays Capital Inc.
	745 Seventh Ave
	New York, NY 10019


(c) Citizenship:
	(1) Barclays PLC: England, United Kingdom
	(2) Barclays Bank PLC: England, United Kingdom
	(3) Barclays Capital Inc.: Connecticut, United States



(d) Title of Class of Securities:   Common Stock, $0.01 Par Value

(e) CUSIP Number: 48205G106

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Item 3.	If this statement is filed pursuant to Sub-Section 240.13d-1
	(b) or 240.13d-2(b)
	or (c), check whether the person filing is a:

(a) [X] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e) [ ] An investment adviser in accordance with Sub-Section 240.13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Sub-Section 240.13d-1(b)(1)(ii)(F);
(g) [X] A parent holding company or control person in accordance with Sub-Section 240.13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) [X] A non-U.S. institution that is the functional equivalent of any of the institutions listed in Rule 240.13d-1 (b)(1)(ii)(A) through (I);
(k) [ ] Group, in accordance with Sub-Section 240.13d-1(b)(1)(ii)(J).

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Item 4.	Ownership.

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:
	See the response(s) to Item 9 on the attached cover page(s).

(b) Percent of class:
	See the response(s)to Item 11 on the attached cover page(s).

(c) Number of shares as to which the person has:

	(i)    Sole power to vote or to direct the vote:
		See the response(s) to Item 5 on the
		attached cover page(s).

	(ii)   Shared power to vote or to direct the vote:
		See the response(s) to Item 6 on the
		attached cover page(s).

	(iii)  Sole power to dispose or to direct the
		disposition of:
		See the response(s) to  Item 7 on the
		attached cover page(s).


	(iv) Shared power to dispose or to direct the disposition of:
		See the response(s) to  Item 8 on the
		attached cover page(s).


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Item 5.	Ownership of Five Percent or Less of a Class.

 	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

[ ]
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Item 6.	Ownership of More than Five Percent on Behalf of
	Another Person.

		Not Applicable.
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Item 7.	Identification and Classification of the Subsidiary Which
		Acquired the Security Being Reported on By the
		Parent Holding Company.

		See Exhibit A.
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Item 8.	Identification and Classification of Members of the Group.

		Not Applicable.
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Item 9.	Notice of Dissolution of Group.

		Not Applicable.
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Item 10.	Certification.

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE

		After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Dated: February 12, 2021

		By : Suejean Mott

		Title: Director


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INDEX TO EXHIBITS

Exhibit A	Item 7 Information

Exhibit B	Joint Filing Agreement




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EXHIBIT A

	The securities being reported on by Barclays PLC, as a parent holding company, are owned, or may be deemed to be beneficially owned, by
        Barclays Bank PLC,
	a non-US banking institution registered with the Financial
        Conduct
        Authority
	authorised by the Prudential Regulation Authority and regulated by the Financial
        Conduct Authority and the Prudential Regulation Authority in the United Kingdom.
	Barclays Bank PLC,
        is a wholly-owned subsidiary of Barclays PLC.

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EXHIBIT B

JOINT FILING AGREEMENT
The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.


Dated: February 12, 2021


BARCLAYS PLC

By : Suejean Mott

Title: Director


Barclays Bank PLC

By : Suejean Mott

Title: Director

Barclays Capital Inc.

By : Suejean Mott

Title: Director